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                                                                      EXHIBIT 12



                   INTERNATIONAL AIRLINE SUPPORT GROUP, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT RATIO DATA)



                                                                                YEAR ENDED MAY 31,
                                                              ------------------------------------------------------
                                                                1992       1993        1994       1995       1996
                                                              ---------  ---------  ----------  ---------  ---------
Income (loss) from operations...............................  $   4,360  $   4,049  $  (14,277) $   1,846  $   4,458

Interest expense............................................        871      2,569       2,953      2,564      2,192
                                                              ---------  ---------  ----------  ---------  ---------

Ratio of earnings to fixed charges (1)......................       5.01       1.58      --         --           2.03


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(1) For purposes of this item, "fixed charges" represent interest expense and
    "earnings" represent income (loss) from operations. Earnings were insufficient to cover fixed charges by $17.2 million and $.7 million for the years ended May 31, 1994 and 1995, respectively.